Exhibit 2.1

PLAN OF MERGER

This PLAN OF MERGER (this “Plan of Merger”), dated as of June 11, 2013, is made and entered into by and between SCHOOL SPECIALTY, INC., a Wisconsin corporation (“Parent”), and SSI MERGER SUB INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Survivor”).

W I T N E S S E T H :

WHEREAS, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) has jurisdiction over a proceeding regarding Parent and certain of its subsidiaries under the United States Bankruptcy Code, 11 U.S.C. § 101 et seq., In re: School Specialty, Inc., et al. (Case No. 13-10125) (the “Reorganization Case”);

WHEREAS, provision for the merger of Parent with and into Survivor, including this Plan of Merger, is contained in an order of the Bankruptcy Court entered on May 23, 2013 (the “Order”) confirming the Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Plan”);

WHEREAS, pursuant to the Order and in accordance with the Plan, Survivor was incorporated in the State of Delaware as a wholly-owned subsidiary of Parent on June 4, 2013;

WHEREAS, pursuant to the Order and in accordance with the Plan, Parent will merge with and into Survivor, so that Parent’s separate corporate existence will cease and Survivor will be the surviving corporation (the “Merger”);

WHEREAS, the Merger will be effected pursuant to the Wisconsin Business Corporation Law (the “WBCL”) and the General Corporation Law of the State of Delaware (the “DGCL”);

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 Merger. At the Effective Time (as defined below), and subject to the conditions and upon the terms set forth in this Plan of Merger, the WBCL, the DGCL, the Plan and the Order, Parent will be merged with and into Survivor, the separate corporate existence of Parent will cease and Survivor will continue as the surviving corporation.

1.2 Effective Time. As promptly as practicable on the effective date of the Plan, the parties will cause the Merger to be consummated by filing a Certificate of Ownership and Merger (the “Certificate of Ownership and Merger”) with the Secretary of State of the State of Delaware as provided in the DGCL and by filing Articles of Merger (the “Articles of Merger”) with the Wisconsin Department of Financial Institutions as provided in the WBCL, whereupon the Merger will become effective in accordance with the applicable provisions of the DGCL and the WBCL (the “Effective Time”).

1.3 Approval by Bankruptcy Court. This Plan of Merger has been adopted pursuant to the Order and in accordance with the Plan.

ARTICLE II

EFFECTS OF THE MERGER

2.1 Effects of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Plan of Merger, the Certificate of Ownership and Merger, the Articles of Merger, and the applicable provisions of the DGCL and the WBCL. Without limiting the generality of the foregoing, at the Effective Time all properties, rights, privileges and powers of Parent will vest in Survivor, and the liabilities and obligations of Survivor will be as specified in the Plan.

2.2 Certificate of Incorporation. The Certificate of Incorporation of Survivor in effect immediately prior to the Effective Time shall be amended and restated in its entirety at the Effective Time to read as set forth on Exhibit A hereto and as so amended and restated shall be the Amended and Restated Certificate of Incorporation of Survivor.

2.3 Effect on Capital Stock. At the Effective Time, in accordance with the Plan, (a) each existing share of common stock of Parent will be cancelled pursuant to the Order and in accordance with the Plan, and (b) one million and four (1,000,004) shares of new common stock, $0.001 par value, of Survivor will be issued in accordance with the Plan.

2.4 Directors. The directors of Survivor immediately after the Effective Time shall be appointed in accordance with the Plan.

Exhibit A

Amended and Restated Certificate of Incorporation